ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is entered into as of February 1, 2010 among CNS Response, Inc., a Delaware corporation with offices located at 85 Enterprise, Suite 410, Aliso Vejo, CA 926567 (“CNS”) and Equity Dynamics, Inc., an Iowa Corporation with offices located at 666 Walnut Street, Suite 2116, Des Moines, IA 50309 (“Advisor”).

RECITALS

A.	CNS is a developmental pharmaceutical company. CNS is in the process of raising equity and/or debt funds through a PIPE’s or other privately negotiated transaction.

B.	CNS desires to retain the services of the Advisor and the Advisor desires to provide advisory services to CNS, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, CNS and the Advisor hereby agree as follows:

1.            Retention as Advisor.

a.           Subject to the terms and conditions contained in this Agreement, CNS hereby retains the Advisor as an advisor, and the Advisor hereby agrees to render advisory services to CNS until the date the advisor’s services are terminated pursuant to Section 2 of this Agreement. During the term of this Agreement, the Advisor will provide advisory services related to the following activities (collectively, the “Services”):

•	The preparation of the private placement memorandum (“PPM”). In this task, the Advisor will assist counsel for the company and management by preparing drafts of various text sections of the PPM, including summary business descriptions for CNS and biographies of management.

•	Investor presentation and/or economic modeling consistent with the strategic business plan. Following the completion of the prior tasks, the parties and the Advisor will discuss additional tasks, such as the preparation of a Power Point presentation and/or an economic model of the company’s business for use by the management of the company to communicate the company’s vision, business and strategy to institutional investors, analysts or others.

b.            The parties anticipate that in the performance of the Services, the Advisor will work with management of CNS and counsel or other representations of CNS. The Advisor will deliver intermediate drafts and queries relating to the documents to be drafted to such individuals, and such individuals will work diligently to provide the input, information and materials requested. The Advisor will generally advise by telephone and email, but may be required to travel to visit the facilities of counsel or potential investors.

c.            The Advisor is not and shall not be an employee of CNS but is and shall he an independent contractor who, subject to the terms hereof, shall have sole control of the manner and means of performing his obligations under this Agreement. The Advisor shall not have, nor shall the Advisor claim, suggest or imply that the Advisor has, any right, power or authority to enter into any contract or obligation on behalf of, or binding upon, CNS or any of its representatives. The Advisor may engage in other activities as an employee of or consultant to other parties, which do not prohibit or impair the performance of the Advisor’s obligations under the Agreement.

d.            The Advisor shall pay, when and as due, any and all taxes as a result of the Advisor’s receipt of the remuneration described in Section 3 of this Agreement, including estimated taxes.

2.            Term. This Agreement shall remain in effect for a term of twelve months from the date hereof; provided that any party may terminate this Agreement at any time, with or without cause, on 30 days written notice thereof to the other parties; provided further, that the obligations of the Advisor under Section 5 hereof shall survive the termination of this Agreement.

3.            Compensation. CNS agrees to pay the Advisor a monthly retainer in the amount of $10,000 for the Services.

4.            Expense Reimbursement. The Advisor shall also be reimbursed for any out-of-pocket expenses incurred in performance of the duties hereunder. Advisor agrees to travel business class internationally and coach class in the United States.

5.            Proprietary Information; Confidentiality; Inventions.

a.            During the term of this Agreement or any time therefore, the Advisor shall not, either directly or indirectly, use (other than in the performance of the Services) or disclose to any third person any Confidential Information (as defined in subsection (b) below). The Advisor further agrees not to make copies of any Confidential Information, except as may be expressly authorized by CNS. All confidential or proprietary documents and material pertaining to CNS or the services performed by the Advisor that are made by the Advisor or that come into the possession of the Advisor during the term of this Agreement are and shall remain the property of CNS. Upon termination of this Agreement for any reason, or upon earlier request of CNS, the Advisor shall deliver to CNS all such documents and materials in the Advisor’s possession or control, in addition to all forms of Confidential Information.

b.            For the purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information relating to the business of CNS or their affiliates that have not been previously publicly released by duly authorized representatives of CNS (or their affiliates) including, without limitation, trade secrets, processes, ideas, inventions, improvements, formulae, know-how, negative know-how, techniques, drawings, designs, original writings, plans, proposals, marketing and sales plans, financial information, cost or pricing information, customer or suppliers lists, specifications, promotional ideas, and all other concepts or ideas related to the present or planned business of CNS or their affiliates.

6.            Absence of Restrictions Upon Disclosure and Competition.

a.            The Advisor hereby represents that, except as he has disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the performance of services for the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

b.            The Advisor further represents that his performance of all the terms of this Agreement and as a advisor for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Advisor in confidence or in trust prior to my employment with the Company, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7.             Entire Agreement. The Agreement constitutes the whole agreement of the parties in reference to any of the matters or things provided for in this Agreement or discussed above and supersedes all prior agreements, promises, representations and understandings. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of Iowa. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.            Amendment and Waiver. This Agreement may be amended, modified, superseded, canceled, renewed, extended or waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver by the party waiving compliance. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

9.            Notices. All notices, requests or consent required or permitted under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier (with receipt signature or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s physical address, email address or telecopy number as is set forth below such party’s signature hereto. Each such notice, request or consent shall be deemed effective upon receipt.

10.          Attorneys’ Fees. In the event that either party seeks to enforce its right under this Agreement, the prevailing party shall be entitled to recover reasonable fees (including attorneys’ fees), costs and other expenses incurred in connection therewith, including the fees, costs and expenses of appeals.

11.          Headings. The headings of the sections of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

12.          Arbitration. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved between the parties in a timely manner shall be resolved by binding arbitration before a single neutral arbitrator. The arbitrator shall be selected from the American Arbitration Association through its procedures. All rules governing the arbitration shall be the rules as set forth by the American Arbitration Association. The arbitrator is bound to rule only on whether or not there has been a violation of the terms of this Agreement and to render an award, if any, that is consistent with the terms of this Agreement. Neither party to this Agreement is entitled to any legal recourse or rights or remedies other than those provided within this Agreement. The arbitrator may apportion the costs of the arbitration, including arbitrator’s fees, among the parties, but shall have no power to award attorneys’ foes. Each party shall be responsible for its own attorneys’ fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CNS RESPONSE, INC.		EQUITY DYNAMICS, INC.

By:		By:
	Name: George Carpenter Title: CEO Date: November 1, 2010 Address for Notices: 85 Enterprise, Suite 410 Aliso Vejo, CA 92656		Name: Brian Thompson Title: SVP Date: November 1, 2010 Address for Notices: 666 Walnut St, Suite 2116 Des Moines, IA 50309

	Telephone: (949) 420-4401		Telephone: (515) 244-5746
	Telecopy: (866) 294-2611		Telecopy: (515) 244-2346

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